UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 8, 2004

SONUS PHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-26866	95-4343413
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

22026 20th Avenue S.E., Bothell, Washington 98021
(Address of principal executive offices)

(425) 487-9500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On November 3, 2004, Sonus Pharmaceuticals, Inc. entered into a Stock Purchase Agreement with all of the stockholders of Synt:em, S.A., a privately held French company. Under the terms of the Stock Purchase Agreement, Sonus will issue shares of its common stock to acquire all of the outstanding capital stock of Synt:em from its stockholders. Sonus shares issuable in connection with the transaction are payable in three installments. At closing, the initial issuance of Sonus shares will consist of approximately $10 million of Sonus common stock. The second and third installments, having a value of approximately $10 million each, are conditional upon product candidates of Synt:em reaching Phase 1 clinical trials. The number of shares of Sonus common stock payable pursuant to the Stock Purchase Agreement will be based upon the average closing price of Sonus common stock for the 20 consecutive trading days ending two days before the closing date. However, the number of shares issuable to Synt:em stockholders is subject to upper and lower collars, such that the aggregate number of shares issuable will not exceed 29% or be less than 26% of the fully diluted shares of common stock of Sonus on the closing date of the proposed transaction.

     As an example, based on a November 2, 2004 closing price of $2.65 per share, the initial issuance of shares at the closing would result in Synt:em’s shareholders owning approximately 3.9 million shares, or 15% of the outstanding fully diluted shares of Sonus. If both the contingency milestones are reached, the shareholders of Synt:em would be issued additional shares such that the total consideration for the transaction, including the initial payment, would be between 7.6 million and 8.9 million shares of Sonus common stock.

     In connection with the closing of the Stock Purchase Agreement, Sonus will enter into a Stockholders Agreement with the stockholders of Synt:em, pursuant to which Sonus will agree to register for resale the shares of the Sonus common stock issuable under the Stock Purchase Agreement on a registration statement on Form S-3 to be filed with the Securities and Exchange Commission within five (5) days following the closing date. The Stockholders Agreement also includes a lock-up provision, pursuant to which each stockholder of Synt:em will agree not to sell or otherwise transfer shares of Sonus common stock received under the Stock Purchase Agreement. The restrictions on transfer will lapse 25% on the date that is nine months after the closing date of the proposed transaction and 25% at the end of each three-month period thereafter, such that all shares of Sonus common stock will be freely transferable on the eighteen month anniversary of the closing date.

Item 3.02 Unregistered Sales of Equity Securities.

     The information set forth on Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02 with respect to the agreements to issue equity securities described therein. In connection with the securities issuable in connection with the Stock Purchase Agreement, Sonus is relying upon the exemption from registration provided by Regulation S promulgated under the Securities Act of 1933 and Section 4(2) of the Securities Act of 1933, and Regulation D promulgated thereunder. Each stockholder of Synt:em is located outside of the United States and is not a U.S. person and/or is an accredited investor or has such knowledge and experience in financial and business matters that such stockholder is capable of evaluating the merits and risks of the investment in Sonus common stock. Each of the synt:em stockholders intends to acquire the Sonus common stock for investment only and not with a view to or for sale in connection with any distribution thereof. The issuance of shares of Sonus common stock is subject to the satisfaction of the closing conditions set forth in the Stock Purchase Agreement.

Item 5.02 Election of Directors and Appointment of Principal Officers.

     Upon consummation of the transaction contemplated by the Stock Purchase Agreement described in Item 1.01 of this Form 8-K, Michel Kaczorek, Ph.D., will become the Chief Science and Technology Officer and a member of the Board of Directors of Sonus.

     Dr. Michel Kaczorek, age 55, received his first Ph.D. degree in microbiology and virology from the University of Paris in 1979. He then held several post-doctoral positions at Harvard Medical School before earning a second doctoral degree in Natural Sciences at the Institut Pasteur in 1985. During this time, Dr. Kaczorek was also employed as a Scientist and Senior Scientist at the Institut Pasteur. Dr. Kaczorek then held several positions of increasing responsibility at Pasteur Vaccins, including head of Research & Development. He moved on to become a cofounder and Chief Scientific Officer at Proteine Performance in 1991. In 1995, Dr. Kaczorek cofounded Synt:em, where he is currently President and CEO. Dr. Kaczorek is author of numerous publications in respected, peer-reviewed journals, including Science and Nature Biotechnology. He also serves as a Board member and Vice President of France Biotech, a French professional association, and is a Board Member of Clinigenetics, a French Biotech company.

Item 9.01 Exhibits.

Exhibit 2.1	Stock Purchase Agreement by and among Sonus Pharmaceuticals, Inc., stockholders of Synt:em S.A., and the Managers, Company Option Holders, Company Warrant Holders and Sellers’ Agents named therein.

Exhibit 2.2	Form of Stockholders Agreement by and among Sonus Pharmaceuticals, Inc. and the stockholders of Synt:em S.A.

Exhibit 99.1	Press Release of Sonus Pharmaceuticals, Inc. and Synt:em S.A. issued on November 3, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONUS PHARMACEUTICALS, INC.
Date: November 8, 2004	By:	/s/ Alan Fuhrman
Alan Fuhrman
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 2.1	Stock Purchase Agreement by and among Sonus Pharmaceuticals, Inc., stockholders of Synt:em S.A., and the Managers, Company Option Holders, Company Warrant Holders and Sellers’ Agents named therein.

Exhibit 2.2	Form of Stockholders Agreement by and among Sonus Pharmaceuticals, Inc. and the stockholders of Synt:em S.A.

Exhibit 99.1	Press Release of Sonus Pharmaceuticals, Inc. and Synt:em S.A. issued on November 3, 2004.